CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditors" and to the incorporation by reference of our report on FFTW Funds, Inc. dated March 3, 1997 and our report on AMT Capital Fund, Inc.- Money Market Portfolio dated February 28, 1997 in this Registration Statement ( Form N-1A Bo. 33-27896) of FFTW Funds, Inc.

/s/ Ernst & Young LLP
Ernst & Young LLP

New York, NY
April 29, 1997